Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

InvenTrust Properties Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-205098 and No. 333-199234) on Form S-8 and (No. 333-172862) on Form S-3 of InvenTrust Properties Corp. of: (i) our report dated October 31, 2019, with respect to the combined statement of revenues and certain operating expenses of Lakeside Winter Park and Lakeside Crossings for the year ended December 31, 2018, (ii) our report dated October 31, 2019, with respect to the statement of revenues and certain operating expenses of Southern Palm for the year ended December 31, 2018, and (iii) our report dated October 31, 2019, with respect to the statement of revenues and certain operating expenses of Eldorado Marketplace for the year ended December 31, 2018, which reports appear in the Form 8-K of InvenTrust Properties Corp. dated November 1, 2019.

Our reports related to the statements of revenues and certain operating expenses referred to in (i), (ii) and (iii) above refers to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenues and expenses.

/s/ KPMG, LLP

Chicago, Illinois

November 1, 2019